  Exhibit 99.1

YOUNGEVITY ANNOUNCES PREFERRED STOCK DIVIDEND

SAN DIEGO, June 26, 2018 /PRNewswire/ --  Youngevity International, Inc. (NASDAQ: YGYI), a leading omni-direct lifestyle company, announced today that in accordance with the terms of Youngevity’s Series B Convertible Preferred Stock (“Series B Preferred Stock”), the board of directors declared an annual dividend of $0.48 per share on the company’s Series B Preferred Stock, payable quarterly. The Series B Preferred Stock cash dividend is intended to be paid on July 2, 2018 in a quarterly payment of $0.12 to holders of record of the Series B Preferred Stock as of the close of business on June 27, 2018, on October 2, 2018 in a quarterly payment of $0.12 to holders of record as of the close of business on September 26, 2018, on January 2, 2019 in a quarterly payment of $0.12 to holders of record as of the close of business on December 26, 2018, and on April 2, 2019 in a quarterly payment of $0.12 to holders of record as of the close of business on March 27, 2019. If the aggregate amount of dividends payable to a holder is less than $10.00, the Company may, at its option, not make a payment until the aggregate number of dividends payable is not less than $10.00.

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a leading omni-direct lifestyle company -- offering a hybrid of the direct selling business model, that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company was formed in the course of the summer 2011 merger of Youngevity Essential Life Sciences with Javalution® Coffee Company (now part of the company's food and beverage division). The resulting company became Youngevity International, Inc. in July 2013. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," "encouraged" and similar expressions. The forward-looking statements contained in this press release include statements regarding the intended payment dates of the cash dividend declared on the Series B Preferred Stock. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to pay the cash dividend on the dates indicated and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

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